                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement      / / Confidential, for Use of the Commission
/ / Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
/ / Definitive Additional Materials
/ / Soliciting Material

Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  SAFEWAY INC.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

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      (4)  Date Filed:

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

                                                                PRELIMINARY COPY
LOGO

                                  SAFEWAY INC.
                             4TH & JACKSON STREETS
                               OAKLAND, CA 94660

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safeway Inc., a Delaware corporation (the "Company"), will be held at the San Ramon Marriott Hotel, 2600 Bishop Drive, San Ramon, California on Tuesday, May 14, 1996 at 10:30 a.m. for the following purposes:

     1. To elect three directors of the Company to serve for a term of three years and until their successors are elected and have qualified;

     2. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the total number of authorized shares of (a) the Company's Common Stock, par value $.01 per share, from 300,000,000 to 750,000,000, and (b) the Company's Preferred Stock, par value $.01 per share, from 10,000,000 to 25,000,000;

     3. To consider and vote upon one stockholder proposal which is opposed by the Board of Directors;

     4. To ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal year 1996; and

     5. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on March 19, 1996 will be entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

     Whether or not you plan to attend the meeting in person, in order to ensure your representation, please complete, sign, date and promptly return the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          MICHAEL C. ROSS, Secretary

Oakland, California
Dated: March   , 1996

                                  SAFEWAY INC.
                             4TH & JACKSON STREETS
                               OAKLAND, CA 94660

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders on behalf of the Board of Directors of Safeway Inc., a Delaware corporation ("Safeway" or the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company, to be held at the San Ramon Marriott Hotel, 2600 Bishop Drive, San Ramon, California on Tuesday, May 14, 1996, at 10:30 a.m. and at any and all adjournments thereof. It is anticipated that the mailing to stockholders of this Proxy Statement and the
enclosed proxy will commence on March   , 1996.

     The information contained in this Proxy Statement has been adjusted, where appropriate, to give effect to a two-for-one stock split whereby each holder of the Company's common stock ("Common Stock") received on January 30, 1996 one additional share of Common Stock for each share owned as of January 16, 1996.

     Only stockholders of record at the close of business on March 19, 1996 will be entitled to vote at the meeting. At the close of business on March 19, 1996
there were outstanding             shares of the Common Stock. A majority of the
outstanding shares of Common Stock will constitute a quorum for the transaction of business. Each share of Common Stock not in the treasury is entitled to one vote. There is no provision in the Company's Restated Certificate of Incorporation for cumulative voting.

     If shares are not voted in person, they cannot be voted on your behalf unless a signed proxy is given. Even if you expect to attend the Annual Meeting in person, in order to ensure your representation, please complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. If you receive two or more proxy cards, please complete, sign, date and return each to complete your representation. All shares represented by each properly executed and unrevoked proxy, in the accompanying form, will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable.

     Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the shares voting, which means that abstentions and broker non-votes will not affect the election of the candidates receiving the plurality of votes. The proposed amendment to the Company's Restated Certificate of Incorporation to increase the total number of authorized shares of the Company's capital stock will require the affirmative vote of all of the issued and outstanding Common Stock; accordingly, with respect to the proposed amendment, abstentions and broker non-votes will have the same effect as negative votes. In accordance with the Company's By-Laws, for purposes of determining the outcome of any other proposal as to which proxies reflect abstentions or broker non-votes, shares represented by such proxies will be treated as not present and not entitled to vote with respect to that proposal.

     The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telegraph and telephone, and personally by a few officers and regular employees of the Company who will not receive additional compensation for solicitation. Brokers, nominees and fiduciaries will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock.

     The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business which will be presented for consideration at the meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors is divided into three classes. Each year the stockholders are asked to elect the members of a class for a term of three years or less, depending on the class to which the Board has assigned a director not previously elected by the stockholders. If a quorum is present in person or by proxy, the affirmative vote of a plurality of the voting power of the shares represented at the meeting and entitled to vote will be sufficient to elect directors.

     It is intended that the shares represented by proxies, in the accompanying form, will be voted for the election of the three nominees named below unless authority to so vote is withheld. All of the nominees have consented to being named herein and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

     The nominees named below are currently directors of the Company and each was elected by the stockholders. The Board of Directors recommends the three nominees for election as directors. The three directors will hold office for a three-year term ending at the Annual Meeting in 1999 and until their successors are elected and have qualified.

     The following information, which has been provided by the directors, sets forth for each of the nominees for election to the Board of Directors and for each director whose term continues, his name, age and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on and the period during which such person has served as a Safeway director.

                                 1996 NOMINEES

     PETER A. MAGOWAN, age 53, has served as Chairman of the Board of Directors since November 26, 1986. He served as Chief Executive Officer of the Company from November 26, 1986 to April 30, 1993. He also served as President of the Company from March 27, 1988 to October 26, 1992. Previously from December 1979, Mr. Magowan served as Chairman of the Board and Chief Executive Officer of the Company's predecessor, Safeway Stores, Incorporated, a Maryland corporation. Mr. Magowan is also a director of Caterpillar, Inc., Chrysler Corporation and The Vons Companies, Inc. Mr. Magowan is Managing General Partner and President of the San Francisco Giants.

     GEORGE R. ROBERTS, age 52, has been a member of the Board of Directors since July 1986. Mr. Roberts has been a General Partner of Kohlberg Kravis Roberts & Co. ("KKR") during the last five years. Mr. Roberts is also a director of American Re Corporation, AutoZone, Inc., Borden, Inc., Bruno's, Inc., Duracell International Inc., Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corporation., Owens-Illinois, Inc., Owens-Illinois Group, Inc., Red Lion Properties, Inc., The Stop & Shop Companies, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

     MICHAEL T. TOKARZ, age 46, has been a member of the Board of Directors since December 17, 1987. Mr. Tokarz has been a General Partner of KKR since January 1, 1993 and has been an executive of KKR during the last five years. Mr. Tokarz is also a director of Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corporation and Walter Industries, Inc.

                              CONTINUING DIRECTORS

     STEVEN A. BURD, age 46, has been Chief Executive Officer of the Company since April 30, 1993 and President of the Company since October 26, 1992. He was first elected to the Board of Directors on September 7, 1993. Previously, he was the sole owner of Burd & Associates, a management consulting firm. Mr. Burd is also a director of The Vons Companies, Inc.

     SAM GINN, age 58, has been a member of the Board of Directors since January 15, 1991. Mr. Ginn has served as Chairman of the Board and Chief Executive Officer of AirTouch Communications, Inc., formerly PacTel Corporation, since December 1993. From 1988 until that time, Mr. Ginn served as Chairman of the Board, President and Chief Executive Officer of Pacific Telesis Group. Mr. Ginn is also a director of Chevron Corporation and Transamerica Corporation.

     JAMES H. GREENE, JR., age 45, has been a member of the Board of Directors since December 17, 1987. Mr. Greene has been a General Partner of KKR since January 1, 1993 and has been an executive of KKR during the last five years. Mr. Greene is also a director of Bruno's, Inc., Owens-Illinois, Inc., Owens-Illinois Group, Inc., The Stop & Shop Companies, Inc., Union Texas Petroleum Holdings, Inc. and The Vons Companies, Inc.

     PAUL HAZEN, age 54, has been a member of the Board of Directors since July 18, 1990. Mr. Hazen has served as President and Chief Operating Officer and director of Wells Fargo & Co. and its principal subsidiary, Wells Fargo Bank, National Association, since 1984 and was elected Chairman and Chief Executive Officer in January 1995. Mr. Hazen is also a director of Phelps Dodge Corporation and AirTouch Communications, Inc.

     HENRY R. KRAVIS, age 52, has been a member of the Board of Directors since November 26, 1986. Mr. Kravis has been a General Partner of KKR during the last five years. Mr. Kravis is also a director of American Re Corporation, AutoZone, Inc., Borden, Inc., Bruno's, Inc., Duracell International, Inc., Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corporation., Owens-Illinois, Inc., Owens-Illinois Group, Inc., The Stop & Shop Companies, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

     ROBERT I. MACDONNELL, age 58, has been a member of the Board of Directors since November 26, 1986. Mr. MacDonnell has been a General Partner of KKR during the last five years. Mr. MacDonnell is also a director of AutoZone, Inc., Owens-Illinois, Inc., Owens-Illinois Group, Inc. and The Vons Companies, Inc.

     Mr. Roberts and Mr. Kravis are first cousins. Mr. MacDonnell and Mr. Roberts are brothers-in-law.

     Messrs. Greene, Hazen and Kravis are in the class of directors whose term will expire in 1997.

     Messrs. Burd, Ginn and MacDonnell are in the class of directors whose term will expire in 1998.

     Under Securities Purchase Agreements dated August 11, 1986, as amended December 1, 1987, each of two partnerships which are the principal stockholders of Safeway and which are affiliated with KKR has the right, so long as either owns any shares of the Common Stock, to elect at least one director to Safeway's Board of Directors in order to substantially participate in and substantially influence the conduct of the management of Safeway and its business. See "Beneficial Ownership of Securities."

BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the beneficial ownership of Safeway's outstanding Common Stock as of March 19, 1996 by (i) each of Safeway's directors and nominees who is a stockholder, (ii) the Company's Chief Executive Officer, (iii) each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1995, (iv) all executive officers and directors of Safeway as a group and (v) each person believed by Safeway to own beneficially more than 5% of its outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. The address of KKR Associates, SSI Equity Associates, L.P. and SSI Partners, L.P. is 9 West 57th Street, New York, New York 10019.

                                                                  NUMBER OF SHARES
                                                                    BENEFICIALLY       PERCENTAGE OF
                    NAME OF BENEFICIAL OWNER                          OWNED(1)           CLASS(1)
----------------------------------------------------------------  ----------------     -------------
KKR Associates(2)...............................................     109,232,263               %
  James H. Greene, Jr.(3).......................................          35,000              *
  Henry R. Kravis(4)............................................
  Robert I. MacDonnell(5).......................................
  George R. Roberts(6)..........................................
  Michael T. Tokarz.............................................          10,000              *
SSI Equity Associates, L.P.(7)..................................      23,405,953
Sam Ginn(8).....................................................          68,748              *
Paul Hazen(8)...................................................          68,748              *
Peter A. Magowan(9).............................................       2,501,086
Steven A. Burd(9)...............................................       1,083,341              *
Kenneth W. Oder(9)(10)..........................................         686,072              *
Julian C. Day(9)................................................         201,572              *
E. Richard Jones(9)(11).........................................       1,054,114              *
Michael C. Ross(9)..............................................         235,530              *
All executive officers and directors as a group (17 persons, excluding Messrs. Greene, Kravis, Roberts, MacDonnell and
  Tokarz)(9)....................................................       7,163,163

---------------
* Less than 1%

 (1) For purposes of this table, a person or a group of persons is deemed to have "beneficial ownership" as of a given date of any shares which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) The shares are owned of record by two partnerships, the sole general partner of each of which is KKR Associates, a New York limited partnership. KKR Associates, in its capacity as general partner, may be deemed to beneficially own such shares. Messrs. Greene, Kravis, MacDonnell, Roberts, Tokarz, Saul A. Fox, Edward A. Gilhuly, Perry Golkin, Michael W. Michelson, Paul E. Raether, Clifton S. Robbins and Scott Stuart, as general partners of KKR Associates, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Associates, but disclaim any such beneficial ownership. Messrs. Greene, Kravis, MacDonnell, Roberts and Tokarz are members of Safeway's Board of Directors.

 (3) Represents shares owned jointly by Mr. Greene and his wife. Does not include 10,000 shares owned by Mrs. Greene, as to which Mr. Greene disclaims any beneficial ownership. Does not include 6,000 shares held in trust by Mrs. Greene for the benefit of their children, as to which Mr. Greene disclaims any beneficial ownership.

 (4) Does not include 400,000 shares held by Mr. Kravis as a trustee of an irrevocable trust created by Mr. Roberts for the benefit of his children (the "Roberts Trust"). As co-trustee, Mr. Kravis shares the authority to vote and dispose of the shares, but has no economic interest in such shares.

 (5) Does not include 60,000 shares held in an irrevocable trust created by Mr. MacDonnell for the benefit of his children (the "MacDonnell Trust") with respect to which Mr. MacDonnell disclaims any beneficial ownership.

 (6) Does not include 60,000 shares held by Mr. Roberts as a trustee of the MacDonnell Trust. As co-trustee, Mr. Roberts shares the authority to vote and to dispose of the shares, but has no economic interest in such shares. Does not include 400,000 shares held in the Roberts Trust with respect to which Mr. Roberts disclaims any beneficial ownership.

 (7) SSI Equity Associates, L.P. is a Delaware limited partnership, the sole general partner of which is SSI Partners, L.P., a Delaware limited partnership. SSI Partners, L.P., in its capacity as general partner, may be deemed to own any shares beneficially owned by SSI Equity Associates, L.P. Messrs. Kravis, MacDonnell, Raether and Roberts, as general partners of SSI Partners, L.P., may be deemed to share beneficial ownership of any shares beneficially owned by SSI Partners, L.P., but disclaim any such beneficial ownership. Messrs. Kravis, MacDonnell and Roberts are members of Safeway's Board of Directors.

 (8) Includes 47,914 shares issuable upon exercise of stock options.

 (9) Includes shares issuable upon exercise of stock options as follows: Mr. Magowan, 1,116,156; Mr. Burd, 940,000; Mr. Oder, 630,000; Mr. Day, 165,000;
     Mr. Jones, 650,000, Mr. Ross, 210,000; and all executive officers and directors as a group, 4,691,844. Does not include shares issuable upon exercise of stock options which are not vested. Also includes shares issuable upon exercise of warrants as follows: Mr. Jones, 188; and all executive officers and directors as a group, 776.

(10) Does not include 1,600 shares held by Mr. Oder as trustee of irrevocable trusts created by Mr. Burd for the benefit of his children. As trustee, Mr. Oder has the authority to vote and dispose of the shares, but has no economic interest in such shares.

(11) Does not include 12,000 shares owned by Mr. Jones' children as to which Mr. Jones disclaims any beneficial ownership.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

     The Company's Board of Directors held six meetings in fiscal 1995. Each director, except Messrs. Kravis, Roberts and Tokarz, attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time he served on the Board or committee. The Board of Directors has established the following standing committees: Audit Committee, and Compensation and Stock Option Committee. There is no standing Nominating Committee.

     Audit Committee: Paul Hazen, Chairman; Sam Ginn. As directed by the Board, the functions of the committee include recommending independent auditors to be employed by the Company; conferring with the independent auditors regarding their audit of the Company; reviewing the fees of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with the Company's internal auditors; reviewing with the independent and internal auditors the results of their examinations; and recommending changes in financial policies or procedures as suggested by the auditors. During fiscal 1995 the Audit Committee held four meetings.

     Compensation and Stock Option Committee: Sam Ginn, Chairman; James H. Greene, Jr., Paul Hazen and Robert I. MacDonnell. The functions of the committee are to review new or modified programs in the areas of executive salary and incentive compensation, deferred compensation and stock plans; to review direct and indirect compensation matters; and to review management's compensation actions for executive officers and other key personnel. During fiscal 1995 the Compensation and Stock Option Committee held one meeting.

     Director Compensation: Directors who are not employees of the Company or its subsidiaries were paid an annual fee of $40,000. See "Compensation Committee Interlocks and Insider Participation" for a description of fees paid to KKR by the Company for management, consulting and financial services.

     The Outside Director Equity Purchase Plan (the "Director Plan") generally provides for the grant to "Outside Directors" (as defined in the Director Plan) of options to purchase shares of Common Stock of the Company and requires Outside Directors to purchase shares of Common Stock as a condition to membership on the Board. Pursuant to the Director Plan, each Outside Director shall be granted, on the later to occur of (a) the adoption of the Director Plan by the Board, or (b) such Outside Director's appointment to the Board, an option to purchase the number of shares of Common Stock equal to $150,000 (increased by 10% on every other anniversary of the date the Director Plan was adopted by the Board) divided by the Purchase Price (defined as $4.80 for Outside Directors eligible to be granted options as of the date of adoption of the Director Plan by the Board, and 80% of the fair market value of a share of Common Stock on the date of grant for all other initial grants). The foregoing option grants are conditioned on the purchase by such Outside Director of shares of Common Stock as set forth in the Director Plan. Mr. Ginn and Mr. Hazen each has purchased 20,834 shares of Common Stock. In connection with such purchases, Mr. Ginn and Mr. Hazen each delivered to Safeway a full recourse note in the amount of $99,900. Each note matures in 2001 and bears interest at 8.87% per annum. In addition, pursuant to the Director Plan, each Outside Director shall be granted, on the later to occur of (i) May 9, 1995 (the adoption of the First Amendment to the Director Plan by the Board) or (ii) the date such Outside Director completes three continuous years of service as a member of the Board, an option to purchase an additional 50,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

     Under the Deferred Compensation Plan for Safeway Directors, a non-employee director may elect to defer, until a specified calendar year or retirement from the Board, all or any portion of the director's compensation. The director may elect to have such compensation credited to a cash credit account (which accrues interest at the prime rate) or a stock credit account (based on an equivalent number of shares of Common Stock that could have been purchased with the deferred compensation). All distributions of a director's cash or stock credit account are made in cash.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In January 1995 and October 1995, the Company acquired a total of 50.7% of the limited partnership interests in SSI Equity Associates, L.P. for $196.2 million. Safeway acquired the interests, using bank borrowings, from parties unrelated to Safeway or any of its affiliates. The purchase price of the interests was determined by arms'-length negotiations between the Company and the selling parties. SSI Equity Associates, L.P. is a limited partnership whose sole assets are warrants to purchase 23,405,953 shares of Common Stock at $1.00 per share. See "Beneficial Ownership of Securities." Messrs. Kravis, MacDonnell and Roberts, who are directors of the Company, are general partners of SSI Partners, L.P., which is the general partner of, and holds a one percent interest in, SSI Equity Associates, L.P.

     In 1995, Safeway made payments totaling approximately $250,000 for the direct or indirect benefit of the San Francisco Giants. Mr. Magowan, Chairman of the Board of the Company, is the Managing General Partner and President of the San Francisco Giants. Such payments were made in connection with advertising, promotional events and marketing programs involving the San Francisco Giants and Safeway. It is anticipated that similar expenditures in the approximate amount of $200,000 will be made in 1996.

     Mr. Magowan resigned from his position as Chief Executive Officer of the Company effective April 30, 1993 and has continued as Chairman of the Board of the Company. The Company employed Mr. Magowan at an annual salary of $737,500 until December 31, 1994, after which he has received and will continue to receive a monthly salary of $42,500 ($510,000 annually) until his retirement on April 30, 1997. Mr. Magowan will continue to receive insurance benefits, and he received a prorated bonus under the Company's operating performance and capital performance bonus programs with respect to the first four months of 1993. The Company paid Mr. Magowan $125,000 for 1993 and an additional $125,000 for 1994 with regard to operating performance and capital performance bonuses pertaining to his performance previous to 1993 under the Company's bonus programs. Upon retirement, Mr. Magowan will be entitled to receive retirement benefits in accordance with the terms of the Company's qualified retirement plan of $70,089 per year, and $566,843 per year from the Company.

     From December 1986 through December 1989, certain members of management (the "Management Investors") purchased shares of Common Stock and/or acquired options to purchase an aggregate of 19,272,000 shares of Common Stock. The Management Investors paid $1.00 per share, and stock options held by the Management Investors are exercisable primarily at $1.00 per share. Each such Management Investor also entered into a subscription agreement with Safeway, pursuant to which all shares of Common Stock held by such Management Investor are subject to certain restrictions on transfer and certain repurchase rights and obligations under certain circumstances, primarily relating to such Management Investor's termination of employment.

     See COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION for additional relationships and transactions.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) of Common Stock with the Securities and Exchange Commission (the "SEC"), the New York Stock Exchange and the Pacific Stock Exchange. Officers, directors and greater-than-ten-percent holders are required to furnish the Company with copies of all such forms which they file.

     To the Company's knowledge, based solely on the Company's review of copies of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during fiscal 1995 all filing requirements applicable to its officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1995, 1994 and 1993 for the Chief Executive Officer and the four most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 1995.

                           SUMMARY COMPENSATION TABLE
                             (DOLLARS IN THOUSANDS)

                                                                      LONG-TERM
                                                                    COMPENSATION
                                                                 -------------------
                                       ANNUAL COMPENSATION         AWARDS    PAYOUTS
                                   ----------------------------  ----------  -------
                                                   OTHER ANNUAL  SECURITIES   LTIP     ALL OTHER
    NAME AND PRINCIPAL             SALARY   BONUS  COMPENSATION  UNDERLYING  PAYOUTS  COMPENSATION
         POSITION           YEAR    ($)     ($)(A)     ($)       OPTIONS(#)    ($)        ($)
--------------------------  ----   ------   -----  ------------  ----------  -------  ------------
Steven A. Burd............  1995     650     706          --            --      --         --
  President and CEO         1994     619     644          --     1,000,000      --         --
                            1993     550     545          --            --      --         --
Kenneth W. Oder...........  1995     420     420       43(b)            --      --         --
  Executive Vice President  1994     407     407       54(b)       500,000      --         --
                            1993     365     465       60(b)            --      --         --
Julian C. Day.............  1995     365     367          --            --      --         --
  Executive Vice President  1994     327     340          --       100,000      --         --
  and CFO                   1993     144     142          --       400,000      --         --
E. Richard Jones..........  1995     358     373          --            --      --         --
  Executive Vice President  1994     358     369          --            --      --         --
                            1993     358     307          --            --      93(d)      --
Michael C. Ross...........  1995     297     238      103(c)            --      --         --
  Senior Vice President,    1994     261     209       59(c)       100,000      --         --
  Secretary & General       1993     168     235          --       400,000      --         31
  Counsel

---------------
(a) Represents the dollar value of the cash and stock bonuses earned by the named individual during the fiscal year indicated. Includes cash signing bonuses of $100,000 paid in 1993 to each of Mr. Oder and Mr. Ross.

(b) Represents a transportation allowance paid to Mr. Oder.

(c) Represents amounts reimbursed to Mr. Ross for the payment of taxes on relocation expenses.

(d) In 1993, long-term incentive plan compensation awards were paid based on operating performance during the three fiscal years preceding the time of payment.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Ginn, Greene, Hazen and MacDonnell served as members of the Compensation and Stock Option Committee (the "Committee") of the Company's Board of Directors during fiscal 1995. Mr. Greene was a Vice President and Assistant Secretary of the Company from August 1986 to November 1986. No other member of the Committee is a current or former officer or employee of the Company or any of its subsidiaries.

     Safeway holds an 80% interest in Property Development Associates, a California general partnership formed in 1987 ("PDA"). The general partners of PDA are Pacific Resources Associates, L.P., a Delaware limited partnership ("PRA"), which is a company controlled by an affiliate of KKR, and Safeway U.S. Holdings, Inc., a wholly-owned subsidiary of Safeway. PDA was organized to purchase, manage and dispose of certain Safeway facilities which are no longer used in Safeway's retail grocery business. During 1995, the Company did not contribute any properties to PDA. During 1995, Safeway paid PDA $1.5 million for reimbursement of expenses related to management and real estate services provided by PDA in connection with certain of Safeway's properties no longer used in the retail grocery business. At year-end 1995, PDA held 216 properties which were recorded at an aggregate net book value of $116.9 million. The accounts of PDA are consolidated with those of the Company, and a minority interest of $23.2 million is included in accrued claims and other liabilities in the Company's consolidated balance sheet at year-end 1995.

     During fiscal 1995, the Company paid approximately $124,000 in rent to Carmel Valley Partners with respect to a lease for one of the Company's retail grocery stores. Carmel Valley Partners is a general partnership 80% of which is owned by a subsidiary of Pacific Realty Associates, L.P., which is a company controlled by an affiliate of KKR. In addition, during fiscal 1995, the Company paid approximately $495,000 in rent and maintenance fees to PDA with respect to leases for three of the Company's retail grocery stores. The Company believes that the rates charged with respect to the foregoing leases were the same as or less than the rates that could be obtained from unrelated third parties.

     Mr. MacDonnell and Mr. Greene are General Partners of KKR. KKR provides management, consulting and financial services to Safeway for an annual management fee. Such services include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning and financing of Safeway, as needed from time to time. In 1995, the Company paid KKR a management fee of $1.35 million and reimbursed expenses in the amount of approximately $4,500.

     During fiscal 1995, the Company paid approximately $108,000 in charter fees to RIM Air, Inc. for the use of an airplane by certain executive officers in the performance of their Company duties. RIM Air, Inc. is a corporation one-half of which is owned by Mr. MacDonnell, a director of the Company. The Company believes that the rates charged to the Company by RIM Air, Inc. were the same as or less than the rates that could be obtained from unrelated third parties.

     Messrs. Ginn and Hazen each purchased 20,834 shares of Common Stock of the Company pursuant to the Director Plan which requires Outside Directors to purchase shares of Common Stock as a condition to membership on the Board. In connection with such purchases, Messrs. Ginn and Hazen each delivered to the Company a full recourse note in the amount of $99,900. Each note matures in 2001 and bears interest at 8.87% per annum. Each of Messrs. Ginn and Hazen remained indebted to the Company for such amount (plus accrued interest) as of March 19, 1996.

                                   * * * * *

     The following Report of the Compensation and Stock Option Committee and Stock Performance Graph are not to be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     The Company's policies with respect to the compensation of executive officers, which policies are approved by the Compensation and Stock Option Committee, are (1) to base a significant portion (up to approximately 50%) of total yearly compensation of executive officers on the performance of the Company and the individual performances of the executive officers, (2) to award the Company performance-based portions of compensation only when overall Company performance reaches pre-established levels, and (3) to pay base salaries and award stock options to executive officers based on a review of competitive compensation practices of various industry groups and comparable size companies, overall financial, strategic and operational Company performance, improvement in market value of the Company's stock and each individual executive officer's performance.

     The relationship of Company performance to the compensation of executive officers, including the Chief Executive Officer ("CEO"), is as follows.

     The Company undertakes an annual planning process which culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for Company operating performance for the following year. The specific elements of Company operating performance that are relevant to compensation determinations are sales, operating profit and working capital. No operating performance-based compensation is awarded to executive officers, including the CEO, unless an operating performance threshold based upon target level performance is met. The operating performance threshold can be met only if specific performance thresholds for sales and operating profit are met. The amount of operating performance-based compensation awardable is then increased or decreased depending on the extent to which the working capital threshold is or is not met. If the operating performance threshold is met, operating performance-based compensation of up to 80% of the CEO's base salary is awarded based upon the extent to which Company performance exceeds the threshold, and executive officers other than the CEO are eligible to receive operating performance-based compensation up to a maximum percentage of each such executive officer's base salary, which maximum percentage ranges from 48% to 100%. The amount of operating performance-based compensation awarded to such executive officers may be reduced by the CEO and is based on individual, participant-specific performance factors, and the amount of a particular individual's award cannot exceed the maximum percentage for such individual. The foregoing ranges of percentages of base salary payable to the CEO and other executive officers were established based on a review of competitive compensation levels with a view to allowing for higher than average incentive compensation to supplement lower than average base compensation.

     When awarded, operating performance-based compensation is divided into two components: (1) a cash bonus ranging from 70% to 80% of the award, and (2) a stock bonus subject to restrictions on sale ranging from 20% to 30% of the award. The percentages of the award made as a cash bonus and a stock bonus vary within these ranges based on the officer's position, with higher level officers receiving a higher percentage made as a stock bonus. Based on actual operating results in 1995, Company performance exceeded the threshold of operating performance and, accordingly, operating performance-based compensation was awarded to the CEO and other executive officers.

     In addition to operating performance-based compensation, the most senior executive officers who are responsible for making capital investment decisions, including the CEO, are also eligible for capital performance-based compensation, payment of which is contingent on new capital investments of the Company achieving targeted rates of return established at the outset of each new capital investment project. Capital performance is measured for the first and third years following completion of a particular project. With respect to each such year, if the capital performance threshold is met, compensation of up to 15% of the executive officer's base salary is awarded based upon the extent to which capital performance exceeded the threshold. The foregoing percentage was established at a level intended to emphasize the importance of capital spending to the Company's business. Based on the results of the measured projects, all of which exceeded the pre-established targeted rates of return, the CEO and certain other executive officers earned a capital performance-based bonus in 1995 with respect to measured first and third year projects.

     Base salaries are evaluated annually for all executive officers, including the CEO. Base salaries for executive officers, including the CEO, are based in part on overall financial, strategic and operational Company performance, improvement in market value of the Company's stock, individual performance and competitive salary levels. Of these factors, the most significance is accorded to overall Company performance and improvement in market value of the Company's stock, followed by individual performance and competitive salary levels. The determination of whether to make certain one-time payments, such as signing bonuses, including the amount of any such payments, is evaluated on a case-by-case basis. Competitive compensation practices are reviewed by position and various industry groups, and this competitive data is used to determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. The companies surveyed for this purpose include grocery companies and non-grocery companies. The non-grocery companies were selected because they were considered to be the significant competitors with respect to executive officer positions. All grocery companies whose executive pay practices were surveyed for this purpose are included in the peer group identified in footnote (a) to the Stock Performance Graph set forth elsewhere in this proxy statement, except for those companies whose common stock was not publicly traded for the period covered by the Stock Performance Graph. The Company's executive salary levels, including with respect to the CEO, generally are at the median of or lower than the executive compensation levels of the companies surveyed.

     Stock option grants are considered periodically by the Committee for all executive officers, including the CEO. A primary consideration in granting stock options is to encourage members of management to hold significant equity ownership in the Company. The aggregated option exercise table shows stock options owned by the individuals named in the Summary Compensation Table. The amounts of stock options granted in any given year, including those granted to executive officers, are derived based upon the same factors, and with the same relative significance, as are set forth in the preceding paragraph with respect to establishment of base salary levels, although less weight is accorded to competitive compensation levels because of the difficulty in making a meaningful comparison with respect to stock options.

     The Committee believes that the executive compensation policies and programs described above serve the interests of all stockholders and the Company and substantially link compensation of the Company's executive officers with the Company's performance.

     During 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (defined as the CEO and the Company's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993 and compensation which constitutes "performance-based compensation" is excludable in applying the $1 million limit. It is the Company's policy to qualify all compensation paid to its top executives, in a manner consistent with the Company's compensation policies, for deductibility under the 1993 law in order to maximize the Company's income tax deductions. However, this policy does not rule out the possibility that the Committee may approve compensation that may not qualify for the compensation deduction, if in light of all applicable circumstances it would be in the best interests of the Company for such compensation to be paid.

Sam Ginn                     Paul Hazen
James H. Greene, Jr.         Robert I. MacDonnell

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its common stock to that of the S&P 500 and a group of peer companies in the retail grocery industry.

      Measurement Period                                           1994 Peer       1995 Peer
    (Fiscal Year Covered)           Safeway         S&P 500        Group(a)        Group(a)
12/28/90                                   100             100             100             100
12/27/91                                   145             128             125             127
12/31/92                                   105             142             129             131
12/31/93                                   172             157             126             127
12/30/94                                   258             159             133             136
12/29/95                                   416             217             166             170

---------------
(a) The peer group companies selected for 1995 are: The Kroger Co., American Stores Co., Safeway Inc., The Great Atlantic & Pacific Tea Company, Inc., Winn-Dixie Stores, Inc., Albertson's Inc., Food Lion, Inc., The Vons Companies, Inc., Giant Food, Inc., Fred Meyer, Inc., The Penn Traffic Company, Smith's Food & Drug Centers, Inc. and Hannaford Bros. Co. The 1995 peer group does not include Bruno's, Inc., Weis Markets, Inc. and Eagle Food Centers, all of which had been included in the peer group selected for 1994. Bruno's, Inc. was not included in the 1995 peer group (and has been removed from the 1994 peer group presented above) because it is no longer a publicly held company. Weis Markets, Inc. and Eagle Food Centers were not included because these companies are significantly smaller in terms of sales than all of the other companies in the peer group.

                    AGGREGATED OPTION EXERCISES DURING 1995
               FISCAL YEAR AND 1995 FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning exercise of stock options during fiscal 1995 by each of the individuals identified in the Summary Compensation Table and the value of unexercised options at the end of fiscal 1995.

                                                                   NUMBER OF
                                                                   SECURITIES
                                                                   UNDERLYING           VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                                   SHARES         VALUE       AT 1995 YEAR-END(#)      AT 1995 YEAR-END($)(B)
                                 ACQUIRED ON     REALIZED         EXERCISABLE/              EXERCISABLE/
             NAME                EXERCISE(#)      ($)(A)         UNEXERCISABLE              UNEXERCISABLE
-------------------------------  -----------     --------     --------------------     -----------------------
Steven A. Burd.................    --             --                  790,000/                16,346,250/
                                                                    1,750,000                 28,843,750
Kenneth W. Oder................    --             --                  555,000/                10,606,875/
                                                                      745,000                 11,805,625
Julian C. Day..................    --             --                  145,000/                 2,413,750/
                                                                      355,000                  5,500,000
E. Richard Jones...............    --             --                  650,000/                15,849,375/
                                                                       20,000                    336,250
Michael C. Ross................    --             --                  135,000/                 2,476,875/
                                                                      365,000                  6,435,625

---------------
(a) Value realized is (i) the fair market value of the stock at the date of exercise less the exercise price of the options exercised multiplied by (ii) the number of shares represented by such options.

(b) Potential unrealized value is (i) the fair market value at fiscal 1995 year-end ($25.75 per share) less the exercise price of "in-the-money," unexercised options multiplied by (ii) the number of shares represented by such options.

PENSION PLANS

     Pension benefits are paid to executive officers under the Employee Retirement Plan, a qualified defined benefit pension plan, and the Retirement Restoration Plan. The Retirement Restoration Plan, which became effective on January 1, 1994, provides benefits to certain employees, including the individuals named in the Summary Compensation Table, that cannot be paid under the qualified Retirement Plan due to Internal Revenue Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid.

     The Employee Retirement Plan and the Retirement Restoration Plan (collectively, the "Retirement Plans") provide benefits under a formula based in part on years of service, age at retirement date, and the employee's highest 60-month average compensation out of the 120 consecutive months preceding retirement. Unreduced benefits under the formula are payable as early as age 62, and reduced early retirement benefits are available at ages 55 through 61.

     The following table illustrates the total estimated annual benefits payable as of December 30, 1995 from the Retirement Plans to persons in specified remuneration and years of credited service classifications. The benefits shown in the table are based on the Retirement Plans' final average earnings benefit formula, retirement at age 65, and payment in the form of a single life annuity.

                               PENSION PLAN TABLE

                ANNUAL FINAL                 YEARS OF CREDITED SERVICE UNDER PLANS
              AVERAGE EARNINGS    ------------------------------------------------------------
               USED FOR PLANS        15           20           25           30           35
            --------------------  --------     --------     --------     --------     --------
            $ 100,000...........  $ 19,815     $ 26,420     $ 33,025     $ 39,630     $ 46,235
               200,000..........    41,565       55,420       69,275       83,130       97,985
               300,000..........    63,315       84,420      105,525      126,630      147,735
               400,000..........    85,065      113,420      141,775      170,130      198,485
               500,000..........   106,815      142,420      178,025      213,630      249,235
               600,000..........   128,565      171,420      214,275      257,130      299,985
               800,000..........   172,065      229,420      286,775      344,130      401,485
             1,000,000..........   215,565      287,420      359,275      431,130      502,985
             1,500,000..........   324,315      432,420      540,525      648,130      756,735

     Remuneration under the final average earnings formula illustrated in the foregoing table includes pay earned from full-time employment, contingent pay and pay for part-time employment, but excludes any special pay made solely in the discretion of the employer and stock options. Remuneration under this final average earnings formula for the individuals named in the Summary Compensation Table generally corresponds with the aggregate of the earned salary, plus bonuses and long-term compensation for each such person. Credited years of service as of December 30, 1995 under the final average earnings formula for the five individuals named in the Summary Compensation Table were: S. A. Burd, two;
J. C. Day, one; E. R. Jones, 12; K. W. Oder, two; M.C. Ross, two.

     In addition to benefits provided under the final average earnings benefit formula, the Retirement Plans provide retirement benefits under an account balance feature. The normal form of benefit under this feature is a life annuity commencing at age 65, and early retirement benefits are available at ages 55 and greater. The annual account balance benefit at age 65 is equal to 12% of an employee's accumulated account balance. Additions to an employee's account balance are based on the employee's salary, exclusive of bonuses and other contingent or special pay, and interest in accordance with an interest index. Estimated annual retirement benefits under the account balance feature for the individuals named in the Summary Compensation Table are shown below, and assume a 5% annual interest index factor and no increases in salary.

                        NAME                       YEAR REACHING AGE 65     ESTIMATED ANNUAL BENEFIT
    ---------------------------------------------  --------------------     ------------------------
    S. A. Burd...................................          2014                     $142,038
    J. C. Day....................................          2017                       92,306
    E. R. Jones..................................          2009                       89,848
    K. W. Oder...................................          2012                       77,511
    M.C. Ross....................................          2013                       56,274

                                   PROPOSAL 2

        APPROVAL OF PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
                        COMMON STOCK AND PREFERRED STOCK

     The Board of Directors is presenting, for approval by the stockholders, a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 300,000,000 to 750,000,000 and the number of authorized shares of Preferred Stock from 10,000,000 to 25,000,000.

     On January 3, 1996, the Board approved a two-for-one split of the outstanding Common Stock. The stock split was effected in the form of a distribution to stockholders on January 30, 1996 of one additional share of Common Stock for each share owned as of January 16, 1996. The Board believes that the stock split is in the best interests of the stockholders because it should broaden the market for the Company's shares and ultimately result in an increased number of stockholders.

     Although the stock split resulted in doubling the number of shares of Common Stock outstanding, it did not affect the number of shares of Common Stock or Preferred Stock authorized under the Company's Restated Certificate of
Incorporation. As of March 19, 1996, there were      shares of Common Stock
outstanding and an additional      shares of Common Stock reserved for issuance
pursuant to outstanding warrants and options. There are no shares of Preferred Stock outstanding.

     The text of the proposed amendment to Article IV of the Company's Restated Certificate of Incorporation is as follows:

             RESOLVED, that Article IV of the Company's Restated Certificate of Incorporation be amended to read as follows, subject to the required consent of the stockholders of the Company:

                                   ARTICLE IV

             The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seven Hundred Seventy Five Million (775,000,000), consisting of Seven Hundred Fifty Million (750,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and Twenty-Five Million (25,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The designation, powers, preferences and relative, participating, optional or other special rights, including voting rights, and qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware.

     The Board believes it is advisable for the Company, particularly in light of the recent stock split, to have an increased number of authorized shares of Common Stock and Preferred Stock which would be available for future issuance for various corporate purposes. While the Board has no present arrangement, agreement or plan to approve the issuance of any of the proposed additional authorized shares of Common Stock or Preferred Stock, such shares may be issued for a variety of corporate purposes. Such purposes might include, without limitation, the issuance and sale of Common Stock or Preferred Stock (i) as part or all of the consideration required to be paid for an acquisition of an ongoing business or other assets, (ii) in public or private offerings as a means of obtaining additional capital, (iii) to satisfy any current or future obligation of the Company, whether or not relating to financings, (iv) in connection with the exercise of options, warrants, rights, or the conversion of convertible securities of the Company, (v) in public or private exchange offers for other securities of the Company, (vi) as part or all of the consideration to repay or retire any debt of the Company, (vii) in connection with stock splits and dividends, or (viii) with respect to existing or new employee benefit or stock ownership plans or employment agreements. The proposed increase in the number of authorized shares of Common Stock and Preferred Stock will not change the number of shares of stock outstanding or the rights of the holders of such stock. Issuance of authorized shares of Common Stock and

Preferred Stock can be made generally at the discretion of the Board, except under limited circumstances where stockholder approval is required.

     Although the Board of Directors believes that it is in the best interest of the stockholders for the Board to have the flexibility to approve the issuance of additional shares of Common Stock or Preferred Stock in any or all of the above circumstances, the issuance of additional shares of Common Stock or Preferred Stock could, in certain instances, discourage an attempt by another person or entity to acquire control of the Company. Moreover, the availability of sufficient authorized and unissued shares of Common Stock would facilitate the adoption and implementation of a shareholders' rights plan. While rights plans may provide management with additional flexibility in negotiating a higher price for the Company's Common Stock and otherwise dealing with an unsolicited acquirer, such plans may make it more difficult for an acquirer to effect a change of control. The Board of Directors currently has no intention of adopting such a plan. Lastly, the issuance of additional Common Stock or Preferred Stock, whether or not in connection with a contest for control, would, in most instances, dilute the voting power of each stockholder, and may dilute earnings and book value on a per share basis.

BOARD RECOMMENDATION

     The Board unanimously recommends a vote FOR approval of the adoption of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and Preferred Stock. The affirmative vote of the holders of a majority of the outstanding shares is necessary to approve the adoption of the amendment to the Restated Certificate of Incorporation. Unless otherwise instructed, proxies will be voted FOR approval of the adoption of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and Preferred Stock.

                                   PROPOSAL 3

                              STOCKHOLDER PROPOSAL

     Mrs. Evelyn Y. Davis, 2600 Virginia Ave., N.W. #215, Washington, D.C. 20037, who is the owner of 200 shares of Common Stock, has given notice that she intends to present for action at the Annual Meeting the following resolution:

        RESOLVED: That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.

     The following statement was submitted in support of such resolution:

        REASONS: This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

        If you AGREE, please mark your proxy FOR this resolution.

BOARD RECOMMENDATION

     The Board of Directors recommends a vote against this proposal for the following reasons:

     All U.S. corporations are prohibited by law from making direct or indirect contributions or expenditures in connection with federal elections. Accordingly, the Company has not made any such contributions or expenditures. To the extent that state or local law specifically allows contributions to candidates for state or local office, any such contributions typically would be a matter of public record.

     Safeway may on occasion make contributions in support of or in opposition to certain ballot measures, initiatives or referenda which affect the welfare of the Company, its stockholders and its employees. However, such contributions are infrequent and made only after careful management review has determined that the expenditures would be legal and in connection with a matter that significantly affects Safeway in the communities it serves.

     In respect of "attempts to influence legislation," making contributions for this purpose would be a clear violation of federal and state laws. The Company believes it is in the best interests of Safeway, as well as its stockholders and employees, to express its views openly on legislative and regulatory matters of vital concern to Safeway. While corporate funds are expended in monitoring proposed legislation and governmental policies, the expense is relatively small and, in any event, does not involve making contributions to any person or organization.

     As authorized by federal law, administrative employees of Safeway have formed a political action committee which solicits and distributes voluntary contributions from such employees to various candidates for federal office. Safeway provides administrative support for this activity but makes no contributions itself. All contributions from the Company's political action committee are a matter of public record and available upon request of the Federal Election Commission in Washington, D.C. To require additional disclosure would be duplicative and an unnecessary expenditure of corporate funds.

     The Board of Directors does not believe that the benefit, if any, to stockholders, of the proposed newspaper advertisements would be worth the additional cost and burden to the Company.

     The Board unanimously recommends a vote AGAINST the adoption of this stockholder proposal. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve the adoption of this stockholder proposal. Unless otherwise instructed, proxies will be voted AGAINST approval of adoption of this stockholder proposal.

                                   PROPOSAL 4

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, acting on the recommendation of its Audit Committee, has selected the firm of Deloitte & Touche LLP, which has served as independent auditors since 1987, to conduct an audit, in accordance with generally accepted auditing standards, of the Company's consolidated financial statements for the 52-week fiscal year ending December 28, 1996. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. Neither the firm nor any of its partners has any direct financial interest or any indirect financial interest in the Company or any of its subsidiaries, other than as independent auditors. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Board, although the Board of Directors will not be required to select different independent auditors for the Company. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of Deloitte & Touche LLP.

                                    GENERAL

STOCKHOLDER PROPOSALS

     Stockholder proposals for presentation at the 1997 Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before November 30, 1996. The Company's Bylaws provide that stockholders desiring to bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 50 to 75 days before the meeting (or, if less than 65 days' notice or prior public disclosure of the meeting date is given, within 15 days after such notice was mailed or publicly disclosed, whichever first occurs). Such notice must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the proposing stockholder's name and record address, (iii) the class and number of shares of Company stock beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

ANNUAL REPORT

     The Company's Annual Report to Stockholders for the year ended December 30, 1995 is being mailed to all stockholders of record with this Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          MICHAEL C. ROSS, Secretary

Dated: March   , 1996

SAF 1 DETACH HERE                                             DETACH HERE  SAF 1

                                                                   PRELIMINARY
                                                                      COPY

                                  SAFEWAY INC.
                 PROXY - FOR THE ANNUAL MEETING - MAY 14, 1996
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

P
R
O
X
Y

         The undersigned, having received the Notice of Meeting and Proxy Statement dated March ___, 1996, appoints Steven A. Burd and Michael C. Ross, and each or any of them as Proxies, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the San Ramon Marriott Hotel, 2600 Bishop Drive, San Ramon, California, on Tuesday, May 14, 1996, at 10:30 a.m. or at any and all adjournments thereof, with all powers which the undersigned would possess if personally present.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED UNDER ITEM (1), "FOR" THE PROPOSALS DESCRIBED IN ITEMS (2) AND (4) AND "AGAINST" THE STOCKHOLDER PROPOSAL DESCRIBED IN ITEM (3), ALL OF SAID ITEMS BEING MORE FULLY DESCRIBED IN THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT. IF ANY OF THE NAMED NOMINEES SHOULD BECOME UNAVAILABLE PRIOR TO THE ANNUAL MEETING, THE PROXY WILL BE VOTED FOR ANY SUBSTITUTE NOMINEE OR NOMINEES DESIGNATED BY THE BOARD OF DIRECTORS. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

                                                                     SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE

SAF 1 DETACH HERE                                             DETACH HERE  SAF 1


/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
                STOCKHOLDER PROPOSAL 3 AND FOR PROPOSALS 2 AND 4.

1. ELECTION OF DIRECTORS

NOMINEES:  PETER A. MAGOWAN, GEORGE R. ROBERTS, MICHAEL T. TOKARZ

               FOR                  WITHHELD
               ALL                  FROM ALL
             NOMINEES  / /          NOMINEES  / /



                                              MARK HERE
                                             FOR ADDRESS
                                             CHANGE AND
/ / ______________________________________   NOTE BELOW     / /
    FOR ALL NOMINEES EXCEPT AS NOTED ABOVE


2.   Adoption of amendment to Restated           FOR       AGAINST    ABSTAIN
     Certificate of Incorporation to             / /         / /        / /
     increase the number of authorized
     shares of Common Stock and
     Preferred Stock.

3.   Stockholder proposal on disclosure          FOR       AGAINST    ABSTAIN
     of political contributions.                 / /         / /        / /

4.   Appointment of Deloitte & Touche            FOR       AGAINST    ABSTAIN
     LLP as independent auditors for             / /         / /        / /
     fiscal year 1996.

5. In accordance with the judgments of the proxies, upon such other business as may properly come before the meeting and at any and all adjournments thereof.

Please date and sign exactly as name appears hereon. Joint owners should each sign. The full title or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.


Signature: ________________________________  Date: ____________

Signature: ________________________________  Date: ____________